Contacts:

URS Corporation	Citigate Sard Verbinnen

Kent P. Ainsworth	Hugh Burns/Jamie Tully
Executive Vice President	(212) 687-8080
& Chief Financial Officer
(415) 774-2700

URS CORPORATION ANNOUNCES PRICING OF OFFERING
OF 3,636,721 SHARES OF COMMON STOCK

Proceeds to Be Used for Repurchase of Outstanding 11 1/2% Notes

     SAN FRANCISCO, CA – June 9, 2005 – URS Corporation (NYSE: URS) announced that the offering price for the public offering of 3,636,721 shares of its common stock has been set at $34.50 per share for gross proceeds before expenses of $125.5 million. The Company previously announced on June 1, 2005 that it had commenced a tender offer to purchase, for cash, any and all of its outstanding $130 million aggregate principal amount of 11 1/2% Senior Notes Due 2009 (the “11 1/2% Notes”). The Company intends to use all of the net proceeds from this offering, along with cash and borrowings, as necessary, to purchase, for cash, any and all of its 11 1/2% Notes that are validly tendered and accepted for purchase.

     The offering was led by Morgan Stanley and Merrill Lynch & Co. as joint book-running managers. Credit Suisse First Boston, Lehman Brothers, UBS Investment Bank, D. A. Davidson & Co. and Morgan Joseph & Co. Inc. were co-managers for the offering. URS has granted the underwriters an option to purchase up to 363,672 shares from the Company to cover over-allotments, if any.

     A copy of the prospectus supplement and prospectus relating to the offering may be obtained from Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, N.Y. 10036 and Merrill Lynch & Co., 4 World Financial Center, New York, N.Y. 10080 and Merrill Lynch & Co., 4 World Financial Center, New York, N.Y. 10080.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

     URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, commercial/industrial, facilities, environmental, water/wastewater, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with over 27,800 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).

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